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[Bob Evans Farms, Inc. Logo]                                      Exhibit 99(a)
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FOR IMMEDIATE RELEASE                        Contact:  Don Radkoski or
April 23, 1999                               Mary Cusick
                                             614-491-2225/800-272-7675

         Bob Evans Farms Divests Non-Core Food Products Assets

COLUMBUS, Ohio -- Bob Evans Farms, Inc. (NASDAQ: BOBE) is divesting certain non-core assets of its food products segment, announces Daniel E. Evans, chairman of the board and chief executive officer. Royal Oak Sales, Inc. has purchased the charcoal manufacturing operations of Hickory Specialties, Inc. and Reser's Fine Foods, Inc. has purchased Mrs. Giles Country Kitchens, Inc., which produces fresh, deli salads.

         Hickory Specialties' charcoal operations and Mrs. Giles were expected to generate combined sales of approximately $46 million for Bob Evans Farms in fiscal 1999, which ends April 30. The purchase prices for the two transactions are expected to total approximately $29 million plus the assumption of roughly $1 million of liabilities. The company does not expect to realize a significant net gain or loss on the two transactions.

         "These divestitures will help us sharpen our focus on the many growth opportunities in our restaurant and food products businesses and will free up additional capital to support that growth, as well as to make further Bob Evans stock repurchases. We anticipate a positive net impact on our earnings per share in fiscal 2000," said Evans. "Owning these two quality operations enabled us to build synergies with our core businesses. However, the opportunities for long-term growth and profitability for the purchasers made the terms of the transactions attractive to us and will provide growth opportunities for not only these businesses but also their employees."

         Bob Evans Farms acquired Mrs. Giles in September 1991 and Hickory Specialties in March 1992. Bob Evans will retain the Hickory Specialties liquid smoke flavoring business.

         Bob Evans Farms owns and operates 420 full-service, family restaurants in 20 states. Bob Evans Farms also produces and distributes food products in 31 states under the names of Bob Evans Sausage and Owens Country Sausage.


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         Reser's Fine Foods is a privately owned and operated manufacturer and distributor of refrigerated foods, including chilled, processed salads; Mexican foods; meat snack products; fresh pasta; and refrigerated potato products.

         Royal Oak Sales is the world's second largest charcoal sales and marketing company with a full line of charcoal-related products for all classes of trade, including retail, wholesale and food service.

Safe Harbor Statement under the Private Securities Litigation Act of 1995: The statements contained in this release which are not historical fact are "forward-looking statements" that involve various important risks, uncertainties and other factors which could cause the company's actual results to differ materially from those expressed in such forward-looking statements. These important factors include, but are not limited to, changes in the prices to be paid in the live hog market, the entrance of new competitors in the family-style restaurant industry and increases in labor costs, as well as other risks previously disclosed in the company's securities filings and press releases.






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